Exhibit 10.2
PERSONAL AND CONFIDENTIAL

HAND DELIVERY

To: Jacek Olczak                                    Lausanne, April 28, 2021

Dear Jacek,

We are pleased to confirm your promotion, effective May 5, 2021, to the position of Chief Executive Officer.

Your gross base salary will be:     CHF 1,350,000.-- annually        CHF 103,846.15 monthly

Your new grade will be 28.
You will continue to be eligible to participate in the Incentive Compensation (“IC”) and Equity Award Programs, which are administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors of Philip Morris International Inc. pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted from time to time).

Your annual IC and Equity Award targets that assume 100 individual performance ratings and a PMI company performance rating of 100 for the IC award will be increased as follows:

Target % (1)
Incentive Compensation Award	to 200% of annual base salary
Equity Award	to 600% of annual base salary (40% in the form of Restricted Stock Units and 60% in the form of Performance Share Units)

It is agreed and understood that this letter will for all purposes be regarded as a continuation of your employment with Philip Morris Products S.A.

All other conditions relating to your employment with Philip Morris Products S.A. remain as stated in your employment contract and, if applicable, in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CHARLES BENDOTTI	/s/ ANDRÉ CALANTZOPOULOS
Charles Bendotti	André Calantzopoulos
Global Head of People & Culture	Chief Executive Officer

Read and approved:	/s/ JACEK OLCZAK	Date:	5/5/2021
(Jacek Olczak)
(1) The Incentive Compensation and Equity Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Compensation and Leadership Development Committee of the Board of Directors at any time without prior notice.
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01